Exhibit 99.1

Polaris Fourth Quarter & Full Year 2018 Results

Fourth Quarter & Full Year 2018 Highlights

Reported and adjusted sales for the fourth quarter of 2018 increased 14% to $1,627 million

Fourth quarter reported net income was $1.47 per diluted share, up 200% over the prior year; adjusted net income for the same period was $1.83 per diluted share, up 19% over the prior year

Full year 2018 reported net income was $5.24 per diluted share up 95%; adjusted net income for the same period was $6.56 per diluted share, up 29%, which was near the high-end of previously issued guidance. Reported and adjusted sales for the full year of 2018 increased 12% to $6,079 million and $6,083 million, respectively

North American retail sales increased 6% for the quarter compared to last year; ORV N.A. retail sales were up low single-digits driven by side-by-side vehicles sales

Dealer inventory was up 1% year-over-year for the fourth quarter 2018, in line with expectations

Polaris announced full year 2019 adjusted sales and earnings guidance with full year adjusted sales growth in the range of 11% to 13% over the prior year and full year adjusted earnings in the range of $6.00 to $6.25 per diluted share which includes the combined negative impact from external factors including the annualized impact of current tariffs, adverse foreign exchange impact and higher interest rates of approximately $1.50 per share.

MINNEAPOLIS--(BUSINESS WIRE)--January 29, 2019--Polaris Industries Inc. (NYSE: PII):

Key Financial Data

(in thousands, except per share data)
INCOME STATEMENT - Q4 December 31, 2018	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,627,120	14%	$1,627,027	14%
Net income	$91,475	191%	$113,429	14%
Diluted EPS	$1.47	200%	$1.83	19%

BALANCE SHEET - Q4 December 31, 2018	Reported	YOY % Chg.
Cash and cash equivalents	$161,164	16%
Inventories, net	$969,511	24%
Total debt, capital lease obligations and notes payable	$1,962,570	115%
Shareholders' equity	$867,015	(7)%

CASH FLOW - YTD December 31, 2018	Reported	YOY % Chg.
Net cash provided by operating activities	$477,112	(18)%
Purchase of property & equipment	$225,414	22%
Repurchase and retirement of common shares	$348,663	285%
Cash dividends to shareholders	$149,032	2%
Acquisition of businesses	$759,801	NM

NM = Not meaningful
Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. *A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

“Our strong performance during 2018 demonstrated the dedication and flexibility of our global team, as they drove improved financial and operating results for the year while adapting and executing our strategy to account for tariffs and other external pressures. Between sales growth in almost all of our segments, improved operational efficiencies, and a lower tax rate, we more than offset macro-economic and tariff headwinds, generating a 29 percent increase in earnings per share. Growth and market share gains in Off Road Vehicles, and the acquisition of Boat Holdings, further expanded our position as the global leader in Powersports, and established Polaris as a leader in the attractive, profitable and growing pontoon market. We are encouraged by our growth prospects for 2019 and beyond, but keenly aware of, and prepared for, the challenges and uncertainties presented by global trade and economic complications. We our doubling down on our commitment to be a customer-centric, highly efficient growth company, directing our investments and actions towards organic growth and productivity. Our devotion to safety and quality is never-ending, and provides the solid foundation for our future of innovation and profitable growth. We expect to demonstrate that in the year ahead with further market share gains in both ORV and motorcycles, as we continue to advance our leadership position in Powersports.”

- Scott Wine, Chairman and Chief Executive Officer of Polaris Industries Inc.

Fourth Quarter Performance Summary (Reported)

(in thousands, except per share data)	Three months ended December 31,
	2018	2017	Change
Sales	$1,627,120	$1,431,049	14%
Gross profit	391,273	367,812	6%
% of Sales	24.0%	25.7%	-166 bpts
Total operating expenses	271,776	263,929	3%
% of Sales	16.7%	18.4%	-174 bpts
Income from financial services	23,313	18,595	25%
% of Sales	1.4%	1.3%	+13 bpts
Operating income	142,810	122,478	17%
% of Sales	8.8%	8.6%	+22 bpts
Net income	91,475	31,475	191%
% of Sales	5.6%	2.2%	+342 bpts
Diluted net income per share	$1.47	$0.49	200%

Polaris Industries Inc. (NYSE: PII) (the "Company") today reported fourth quarter 2018 sales of $1,627 million, up 14 percent from $1,431 million for the fourth quarter of 2017. Adjusted sales for the fourth quarter of 2018 were $1,627 million, up 14 percent from the prior year period. The Boat Holdings, LLC ("Boat Holdings") acquisition added $145 million of sales in the fourth quarter of 2018. The Company reported fourth quarter 2018 net income of $91 million, or $1.47 per diluted share, compared with net income of $31 million, or $0.49 per diluted share, for the 2017 fourth quarter. Adjusted net income for the quarter ended December 31, 2018 was $113 million, or $1.83 per diluted share, up 14 percent and 19 percent respectively, compared to $100 million, or $1.54 per diluted share, in the 2017 fourth quarter.

Gross profit increased six percent to $391 million for the fourth quarter of 2018 from $368 million in the fourth quarter of 2017. Reported gross profit margin was 24.0 percent of sales for the fourth quarter of 2018 compared to 25.7 percent of sales for the fourth quarter of 2017. Gross profit for the fourth quarter of 2018 includes the net negative impact of $3 million of Victory Motorcycles® wind-down costs and other restructuring and realignment costs. Excluding these items, fourth quarter 2018 adjusted gross profit was $394 million, or 24.2 percent of adjusted sales. For the fourth quarter of 2017 adjusted gross profit of $373 million, or 26.1 percent of adjusted sales, excludes the negative impact of $5 million in Victory Motorcycles wind down costs and restructuring and realignment costs. Gross profit margins on an adjusted basis were down 190 basis points reflecting tariff, logistics, and commodity costs partially offset by lower promotions and warranty expense.

Operating expenses increased three percent for the fourth quarter of 2018 to $272 million, or 16.7 percent of sales, from $264 million, or 18.4 percent of sales, in the same period in 2017. Operating expenses in dollars increased primarily due to the Boat Holdings acquisition completed during the third quarter of 2018 and investments in strategic projects. Operating expenses as a percentage of sales, improved as the Company realized efficiencies through its selling, marketing and general and administrative spend, along with the addition of Boat Holdings which inherently has a lower operating expense to sales ratio.

Income from financial services was $23 million for the fourth quarter of 2018, up 25 percent compared with $19 million for the fourth quarter of 2017. The increase is primarily attributable to increased retail demand, higher penetration rates, and increased dealer inventory levels.

Non-Operating Expenses (Reported)

(in thousands)	Three months ended December 31,
	2018	2017	Change
Interest expense	$19,880	$7,717	158%
Equity in loss of other affiliates	$3,676	$1,921	91%
Other income, net	$(396)	$(5,137)	(92)%
Provision for income taxes	$28,175	$86,502	(67)%

Interest expense was $20 million for the fourth quarter of 2018 compared to $8 million for the same period last year, primarily due to increased debt levels to finance the Boat Holdings acquisition.

Equity in loss of other affiliates was $4 million for the fourth quarter of 2018 compared to $2 million last year's fourth quarter. During the quarter we incurred additional wind-down related costs related to the earlier decision by the Eicher-Polaris Private Limited (EPPL) Board of Directors to shut down the operations of the EPPL joint venture in 2018.

Other income, net, was $0.4 million and $5 million in the fourth quarter of 2018 and 2017, respectively, resulting from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the fourth quarter of 2018 was $28 million, or 23.5 percent of pretax income, compared with $87 million, or 73.3 percent of pretax income for the fourth quarter of 2017. The fourth quarter of 2017 income tax provision was higher due to a non-cash $55 million write-down of deferred tax assets resulting from the passing of the U.S. tax reform bill in fourth quarter of 2017. The fourth quarter 2018 income tax provision also benefited from the reduction in the federal statutory tax rate to 21 percent, partially offset by a decrease in excess tax benefits related to stock based compensation compared to the prior year.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit
	Q4 2018	Q4 2017	Change	Q4 2018	Q4 2017	Change
Off-Road Vehicles / Snowmobiles	$1,060,458	$993,750	7%	$282,495	$278,544	1%
Motorcycles	$87,361	$102,723	(15)%	$2,228	$5,108	(56)%
Global Adjacent Markets	$121,648	$116,612	4%	$33,063	$29,623	12%
Aftermarket	$212,318	$217,964	(3)%	$52,074	$60,777	(14)%
Boats	$145,335	$—		$25,999	$—

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including PG&A, totaled $1,060 million for the fourth quarter of 2018, up seven percent over $994 million for the fourth quarter of 2017 driven by growth in snowmobile sales reflecting a successful SnowCheck pre-order program in 2018. PG&A sales for ORV and Snowmobiles combined increased six percent in the 2018 fourth quarter compared to the fourth quarter last year. Gross profit increased one percent to $282 million in the fourth quarter of 2018, compared to $279 million in the fourth quarter of 2017. Gross profit percentage declined during the quarter as increased pricing was more than offset by tariffs, higher logistics and commodity costs and negative product mix.

ORV wholegood sales for the fourth quarter of 2018 decreased two percent largely due to a tough comparison versus the prior year period when shipments were accelerated to address shortages and demand requirements in the second half of 2017. Polaris North American ORV retail sales increased low-single digits percent for the quarter with side-by-side vehicles up mid-single digits percent, offset somewhat by ATV vehicles down mid-single digits percent. Side-by-sides gained market share during the quarter, while ATV share was flat. The North American ORV industry was down low-single digits percent compared to the fourth quarter last year.

Snowmobile wholegood sales in the fourth quarter of 2018 was $195 million, up 49 percent compared to $131 million in the fourth quarter last year. Snowmobile sales were positively impacted in the fourth quarter due to timing of shipments of pre-season SnowCheck orders, the highest in 17 years, driven by the strength of the new 850 Patriot engine which was available only in a pre-ordered snowmobile.

Motorcycle segment sales, including PG&A, totaled $87 million, down 15 percent compared to the fourth quarter of 2017. Indian sales increased slightly, but were more than offset by the decline in Slingshot sales. Gross profit for the fourth quarter of 2018 was $2 million compared to $5 million in the fourth quarter of 2017. Adjusted for the Victory wind-down costs for both 2018 and 2017 fourth quarters, motorcycle gross profit was $2 million in the 2018 fourth quarter compared to $8 million for the 2017 fourth quarter. The decrease in gross profit was the result of negative product mix, along with tariff costs and higher logistics and commodity costs.

North American consumer retail sales for the Polaris motorcycle segment, including both Indian Motorcycle and Slingshot, decreased high-teens during the 2018 fourth quarter. Indian Motorcycle retail sales decreased low double-digits. Slingshot's retail sales were down substantially during the quarter. Motorcycle industry retail sales, 900cc and above, were down low-double digits percent in the 2018 fourth quarter. Indian Motorcycle gained market share for the 2018 fourth quarter on a year-over-year basis.

Global Adjacent Markets segment sales, including PG&A, increased four percent to $122 million in the 2018 fourth quarter compared to $117 million in the 2017 fourth quarter, driven by growth in Aixam and Polaris Adventures. Gross profit increased 12 percent to $33 million in the fourth quarter of 2018, compared to $30 million in the fourth quarter of 2017 driven by higher volume.

Aftermarket segment sales decreased three percent to $212 million in the 2018 fourth quarter compared to $218 million in the 2017 fourth quarter driven primarily by a decrease in Transamerican Auto Parts (TAP) sales during the fourth quarter. TAP sales in the fourth quarter of 2018 were $183 million, which was down five percent compared to the fourth quarter of 2017. TAP sales declined due to ongoing soft wholesale sales along with lower e-commence demand. Gross profit decreased to $52 million in the fourth quarter of 2018, compared to $61 million in the fourth quarter of 2017 due to the lower sales volume.

Boats segment sales, which consist of the Boat Holdings acquisition that closed July 2, 2018, were $145 million in the 2018 fourth quarter, slightly exceeding Company expectations. Gross profit was $26 million or 17.9% of sales in the fourth quarter of 2018.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased six percent for the 2018 fourth quarter primarily driven by growth in Snowmobiles and Side-by-Sides.

International sales to customers outside of North America, including PG&A, totaled $217 million for the fourth quarter of 2018, up three percent, from the same period in 2017. Foreign exchange movements reduced sales by four percent for the quarter. The increase was driven by growth in the Europe, Middle East and Africa (EMEA) and Latin American regions.

Financial Position and Cash Flow

(in thousands)	Twelve months ended December 31,
	2018	2017	Change
Cash and cash equivalents	$161,164	$138,345	16%
Net cash provided by operating activities	$477,112	$585,408	(18)%
Repurchase and retirement of common shares	$348,663	$90,461	285%
Cash dividends to shareholders	$149,032	$145,423	2%
Acquisition of businesses	$759,801	$(1,645)	NM
Total debt, capital lease obligations and notes payable	$1,962,570	$913,012	115%
Debt to Total Capital Ratio	69%	49%

NM = Not meaningful

Net cash provided by operating activities was $477 million for the twelve months ended December 31, 2018, compared to $585 million for the same period in 2017. The decrease in net cash provided by operating activities for the 2018 period was primarily due to higher factory inventory required to meet delivery performance levels expected under the Company's Retail Flow management (RFM) process. Total debt at December 31, 2018, including capital lease obligations and notes payable, was $1,963 million. The Company’s debt-to-total capital ratio was 69 percent at December 31, 2018 compared to 49 percent at December 31, 2017. Cash and cash equivalents were $161 million at December 31, 2018, up from $138 million at December 31, 2017.

Share Buyback Activity: During the fourth quarter of 2018, the Company repurchased 1,115,000 shares of its common stock for $102 million. Year-to-date through December 31, 2018, the Company has repurchased 3,184,000 shares of its common stock for $349 million. As of December 31, 2018, the Company has authorization from its Board of Directors to repurchase up to an additional 3.3 million shares of Polaris common stock.

2019 Business Outlook

The Company announced its adjusted sales and earnings guidance for the full year 2019. Adjusted sales are expected to increase in the range of 11 percent to 13 percent over 2018 adjusted sales of $6,083 million and adjusted net income is expected to be in the range of $6.00 to $6.25 per diluted share for the full year 2019 compared to adjusted net income of $6.56 per diluted share for 2018. The full year earnings guidance is inclusive of the Company's expectations related to the impact of external factors such as the annualized impact of current tariffs which assumes 301, list 3 remains at the current 10 percent rate for the full year, adverse foreign exchange impacts, and higher interest rates, totaling approximately $1.50 per diluted share, on a combined basis. Absent these items, the Company is expected to generate positive earnings growth on a year-over-year basis.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Investor Conference Call

Fourth Quarter and Full year 2018 Earnings Conference Call and Webcast Presentation

Today at 10:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss the 2018 fourth quarter and full year results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 Internationally. The Conference ID is 1211743. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2018 sales of $6.1 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck, and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2019 future sales, shipments, net income, and net income per share, operational initiatives, tariffs, currency fluctuations, interest rates, and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; changes to international trade agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$1,627,120	$1,431,049	$6,078,540	$5,428,477
Cost of sales	1,235,847	1,063,237	4,577,340	4,103,826
Gross profit	391,273	367,812	1,501,200	1,324,651
Operating expenses:
Selling and marketing	122,278	116,319	491,773	471,805
Research and development	61,941	62,412	259,682	238,299
General and administrative	87,557	85,198	349,763	331,196
Total operating expenses	271,776	263,929	1,101,218	1,041,300
Income from financial services	23,313	18,595	87,430	76,306
Operating income	142,810	122,478	487,412	359,657
Non-operating expense:
Interest expense	19,880	7,717	56,967	32,155
Equity in loss of other affiliates	3,676	1,921	29,252	6,760
Other expense (income), net	(396)	(5,137)	(28,056)	1,951
Income before income taxes	119,650	117,977	429,249	318,791
Provision for income taxes	28,175	86,502	93,992	146,299
Net income	$91,475	$31,475	$335,257	$172,492

Net income per share:
Basic	$1.49	$0.50	$5.36	$2.74
Diluted	$1.47	$0.49	$5.24	$2.69
Weighted average shares outstanding:
Basic	61,370	62,993	62,513	62,916
Diluted	62,146	64,895	63,949	64,180

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)
	December 31,	December 31,
	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$161,164	$138,345
Trade receivables, net	197,082	200,144
Inventories, net	969,511	783,961
Prepaid expenses and other	121,472	101,453
Income taxes receivable	36,474	29,601
Total current assets	1,485,703	1,253,504
Property and equipment, net	843,122	747,189
Investment in finance affiliate	92,059	88,764
Deferred tax assets	87,474	115,511
Goodwill and other intangible assets, net	1,517,594	780,586
Other long-term assets	98,963	104,039
Total assets	$4,124,915	$3,089,593
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$66,543	$47,746
Accounts payable	346,294	317,377
Accrued expenses:
Compensation	167,857	168,014
Warranties	121,824	123,840
Sales promotions and incentives	167,621	162,298
Dealer holdback	125,003	114,196
Other	197,687	186,103
Income taxes payable	4,545	10,737
Total current liabilities	1,197,374	1,130,311
Long term income taxes payable	28,602	20,114
Capital lease obligations	16,140	18,351
Long-term debt	1,879,887	846,915
Deferred tax liabilities	6,490	10,128
Other long-term liabilities	122,570	120,398
Total liabilities	$3,251,063	$2,146,217
Deferred compensation	6,837	11,717
Shareholders’ equity:
Total shareholders’ equity	867,015	931,659
Total liabilities and shareholders’ equity	$4,124,915	$3,089,593

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)
	Twelve months ended December 31,
	2018	2017
Operating Activities:
Net income	$335,257	$172,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	211,036	191,108
Noncash compensation	63,966	50,054
Noncash income from financial services	(30,130)	(27,027)
Deferred income taxes	23,440	73,614
Impairment charges	24,263	25,395
Other, net	(8,489)	3,401
Changes in operating assets and liabilities:
Trade receivables	20,686	(17,064)
Inventories	(149,701)	(26,958)
Accounts payable	(984)	39,516
Accrued expenses	7,170	94,557
Income taxes payable/receivable	(4,490)	23,410
Prepaid expenses and others, net	(14,912)	(17,090)
Net cash provided by operating activities	477,112	585,408

Investing Activities:
Purchase of property and equipment	(225,414)	(184,388)
Investment in finance affiliate, net	26,836	32,272
Investment in other affiliates, net	(1,113)	(625)
Acquisition and disposal of businesses, net of cash acquired	(759,801)	1,645
Net cash used for investing activities	(959,492)	(151,096)

Financing Activities:
Borrowings under debt arrangements / capital lease obligations	3,553,237	2,186,939
Repayments under debt arrangements / capital lease obligations	(2,579,495)	(2,421,473)
Repurchase and retirement of common shares	(348,663)	(90,461)
Cash dividends to shareholders	(149,032)	(145,423)
Proceeds from stock issuances under employee plans	47,371	42,738
Net cash provided by (used for) financing activities	523,418	(427,680)
Impact of currency exchange rates on cash balances	(9,530)	9,816

Net increase in cash, cash equivalents and restricted cash	31,508	16,448
Cash, cash equivalents and restricted cash at beginning of period	161,618	145,170
Cash, cash equivalents and restricted cash at end of period	$193,126	$161,618

Cash, cash equivalents and restricted cash by category:
Cash and cash equivalents	$161,164	$138,345
Other long-term assets	31,962	23,273

Total	$193,126	$161,618

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Sales	$1,627,120	$1,431,049	$6,078,540	$5,428,477
Victory wind down (1)	(490)	(2,364)	823	(1,857)
Restructuring & realignment (3)	397	1,048	3,177	1,048
Adjusted sales	1,627,027	1,429,733	6,082,540	5,427,668

Gross profit	391,273	367,812	1,501,200	1,324,651
Victory wind down (1)	(377)	2,874	40	57,844
Acquisition-related costs (2)	—	—	3,130	12,950
Restructuring & realignment (3)	3,410	2,463	19,375	12,980
Adjusted gross profit	394,306	373,149	1,523,745	1,408,425

Income before taxes	119,650	117,977	429,249	318,791
Victory wind down (1)	626	164	2,383	77,398
Acquisition-related costs (2)	5,939	3,463	22,737	26,921
Restructuring & realignment (3)	3,448	11,598	26,012	22,116
EPPL impairment (5)	3,601	—	27,048	—
Brammo (6)	—	—	(13,478)	—
Intangible amortization (7)	10,341	7,062	32,932	25,855
Other expenses (4)	2,529	—	7,539	—
Adjusted income before taxes	146,134	140,264	534,422	471,081

Net income	91,475	31,475	335,257	172,492
Victory wind down (1)	476	(1,012)	1,815	52,366
Acquisition-related costs (2)	4,528	2,177	17,327	16,923
Restructuring & realignment (3)	2,627	7,291	19,819	13,902
EPPL impairment (5)	2,744	—	25,069	—
Brammo (6)	—	—	(13,113)	—
Intangible amortization (7)	7,729	4,482	24,437	16,415
Other expenses (4)	3,850	55,398	8,960	55,398
Adjusted net income (8)	113,429	99,811	419,571	327,496

Diluted EPS	$1.47	$0.49	$5.24	$2.69
Victory wind down (1)	0.01	(0.02)	0.03	0.82
Acquisition-related costs (2)	0.07	0.03	0.27	0.26
Restructuring & realignment (3)	0.05	0.11	0.31	0.22
EPPL impairment (5)	0.05	—	0.39	—
Brammo (6)	—	—	(0.20)	—
Intangible amortization (7)	0.12	0.07	0.38	0.25
Other expenses (4)	0.06	0.86	0.14	0.86
Adjusted EPS (8)	$1.83	$1.54	$6.56	$5.10

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for the impacts of tax reform and non-recurring litigation expenses
(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.
(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% and 37.1% for the non-GAAP adjustments in 2018 and 2017, respectively, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
SEGMENT SALES	2018	2017	2018	2017
ORV/Snow segment sales	$1,060,458	$993,750	$3,919,417	$3,570,753
Restructuring & realignment (3)	397	1,048	3,177	1,048
Adjusted ORV/Snow segment sales	1,060,855	994,798	3,922,594	3,571,801

Motorcycles segment sales	87,361	102,723	545,646	576,068
Victory wind down (1)	(490)	(2,364)	823	(1,857)
Adjusted Motorcycles segment sales	86,871	100,359	546,469	574,211

Global Adjacent Markets (GAM) segment sales	121,648	116,612	444,644	396,764
No adjustment	—	—	—	—
Adjusted GAM segment sales	121,648	116,612	444,644	396,764

Aftermarket segment sales	212,318	217,964	889,177	884,892
No adjustment	—	—	—	—
Adjusted Aftermarket sales	212,318	217,964	889,177	884,892

Boats segment sales	145,335	—	279,656	—
No adjustment	—	—	—	—
Adjusted Boats sales	145,335	—	279,656	—

Total sales	1,627,120	1,431,049	6,078,540	5,428,477
Total adjustments	(93)	(1,316)	4,000	(809)
Adjusted total sales	$1,627,027	$1,429,733	$6,082,540	$5,427,668

	Three months ended December 31,		Twelve months ended December 31,
SEGMENT GROSS PROFIT	2018	2017	2018	2017
ORV/Snow segment gross profit	$282,495	$278,544	$1,113,908	$1,054,557
Restructuring & realignment (3)	397	1,048	3,177	1,048
Adjusted ORV/Snow segment gross profit	282,892	279,592	1,117,085	1,055,605

Motorcycles segment gross profit	2,228	5,108	63,045	16,697
Victory wind down (1)	(377)	2,874	40	57,844
Restructuring & realignment (3)	45	—	1,220	—
Adjusted Motorcycles segment gross profit	1,896	7,982	64,305	74,541

Global Adjacent Markets (GAM) segment gross profit	33,063	29,623	116,583	94,920
Restructuring & realignment (3)	10	415	490	10,932
Adjusted GAM segment gross profit	33,073	30,038	117,073	105,852

Aftermarket segment gross profit	52,074	60,777	234,365	225,498
Acquisition-related costs (2)	—	—	—	12,950
Adjusted Aftermarket segment gross profit	52,074	60,777	234,365	238,448

Boats segment gross profit	25,999	—	46,252	—
Acquisition-related costs (2)	—	—	3,130	—
Boats segment gross profit	25,999	—	49,382	—

Corporate gross profit	(4,586)	(6,240)	(72,953)	(67,021)
Restructuring & realignment (3)	2,958	1,000	14,488	1,000
Adjusted Corporate segment gross profit	(1,628)	(5,240)	(58,465)	(66,021)

Total gross profit	391,273	367,812	1,501,200	1,324,651
Total adjustments	3,033	5,337	22,545	83,774
Adjusted total gross profit	$394,306	$373,149	$1,523,745	$1,408,425

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS

Fourth Quarter & Full Year 2018 Results & 2019 Full Year Guidance

Wind Down of Victory Motorcycles

In 2017, Polaris announced its intention to wind down its Victory Motorcycles operations. The decision was expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company has recorded costs, of approximately $79 million through 2018, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. In 2017, the Company recorded pretax costs of $77 million. In 2018, the Company recorded pretax adjustments of $2 million. The Company does not expect any material costs related to the Victory wind down in 2019.

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. For the full year ending December 31, 2018, the Company has recorded costs totaling $26 million related to the manufacturing and distribution network realignment and the supply chain transformation projects. In addition, the Company has recorded TAP and Boat Holdings integration and acquisition-related costs of $23 million for the year ending December 31, 2018.

Eicher-Polaris Joint Venture Impairment in India

Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. For the full year ended December 31, 2018, Polaris has recorded charges totaling $27 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets will increase by approximately $20 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company moved to an adjusted net income metric, excluding intangible amortization from all acquisitions, including prior year acquisitions. For the full year ended December 31, 2018, Polaris excluded $33 million of intangible amortization related to acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business.

2019 Adjusted Guidance

2019 guidance excludes the pre-tax effect of acquisition integration costs of approximately $5 million to $10 million, supply chain transformation and network realignment costs of approximately $25 million to $30 million. Intangible amortization of approximately $40 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

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CONTACT:
Investor Contact: Richard Edwards 763-513-3477

Media Contact: Erika Frederick 763-417-8673